Exhibit 21.1

Subsidiaries of ARKO Corp.

Name	Jurisdiction of Organization
A.C.S. Stores, Ltd.	Israel
Admiral Petroleum Company	Michigan
Admiral Petroleum II, LLC	Delaware
Admiral Real Estate I, LLC	Delaware
Arko 21, LLC	Delaware
Arko Convenience Stores, LLC	Delaware
ARKO HOLDINGS LTD	Israel
Arko Properties (Israel) Limited Partnership	Israel
ARKO Real Estate (Israel) LTD	Israel
Broyles Hospitality, LLC	Tennessee
Colonial Pantry Holdings, LLC	Delaware
E Cig Licensing, LLC	Delaware
Florida Convenience Stores, LLC	Delaware
GPM1, LLC	Delaware
GPM2, LLC	Delaware
GPM3, LLC	Delaware
GPM4, LLC	Delaware
GPM5, LLC	Delaware
GPM6, LLC	Delaware
GPM7, LLC	Delaware
GPM8, LLC	Delaware
GPM9, LLC	Delaware
GPM Apple, LLC	Delaware
GPM Gas Mart Realty Co, LLC	Delaware
GPM Empire, LLC	Delaware
GPM Holdings, Inc.	Delaware
GPM Investments, LLC	Delaware
GPM Midwest, LLC	Delaware
GPM Midwest 18, LLC	Delaware
GPM Petroleum GP, LLC	Delaware
GPM Petroleum LP	Delaware
GPM Petroleum, LLC	Delaware
GPM RE, LLC	Delaware
GPM Southeast, LLC	Delaware
GPM WOC Holdco, LLC	Delaware
Haymaker Acquisition Corp. II	Delaware
Ligad Investments and Building LTD.	Israel
Marsh Village Pantries, LLC	Indiana
Mountain Empire Oil Company	Tennessee

Mundy Realty, LLC	Indiana
Next Door Group LLC	Delaware
Next Door Operations, LLC	Delaware
Next Door RE Property, LLC	Delaware
Pantry Property, LLC	Indiana
Village Pantries Merger Sub, LLC	Delaware
Village Pantry Specialty Holding LLC	Delaware
Village Pantry, LLC	Indiana
Viva Pantry and Petro Operations, LLC	Delaware
Village Variety Store Operations, LLC	Delaware
WOC Southeast Holding Corp.	Delaware